Exhibit 95

Mine Safety Disclosure

The following disclosure is provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977.

The table that follows reflects citations, orders, violations and proposed assessments issued by the Mine Safety and Health Administration (the “MSHA”) to indirect subsidiaries of Schlumberger.  The disclosure is with respect to the three months ended September 30, 2019.  Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by the MSHA at www.MSHA.gov.

Three Months Ended September 30, 2019

[unaudited]

(whole dollars)

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed (1)	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period

Amelia Barite Plant/1600825	─	─	─	─	─	$121	─	N	N	─	─	─

Battle Mountain Grinding Plant/2600828	2	1	─	─	─	$1,579	─	N	N	─	─	─

Galveston GBT Barite Grinding Plant/4104675	1	─	─	─	─	$0(2)	─	N	N	─	─	─

Greybull Milling Operation/4800602	2	─	─	─	1	$2,112	─	N	N	─	─	─

Greybull Mining Operation/4800603	1	─	─	─	─	$0(3)	─	N	N	─	─	─

Greystone Mine/2600411	─	─	─	─	─	─	─	N	N	─	─	─

Mountain Springs Beneficiation Plant/2601390	─	─	─	─	─	─	─	N	N	─	─	─

Wisconsin Proppants Hixton Mine/4703742	─	─	─	─	─	─	─	N	N	─	─	─

Wisconsin Proppants Alma Mine/4703823	─	─	─	─	─	─	─	N	N	─	─	─

Wisconsin Proppants Monahans Mine/4105336	─	─	─	─	─	$0(4)	─	N	N	─	─	─

Wisconsin Proppants High Roller Sand Mine/4105321	─	─	─	─	─	─	─	N	N	─	─	─

(1)

Amounts included are the total dollar value of proposed assessments received from MSHA during the quarter on or before September 30, 2019, regardless of whether the assessment has been challenged or appealed.  Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and sometimes dismissed.  The number of citations, orders, and proposed assessments vary by inspector and vary depending on the size and type of the operation.

(2)	As of September 30, 2019, MSHA had not yet proposed an assessment for the one S&S citation at Galveston GBT Barite Grinding Plant/4104675.
(3)	As of September 30, 2019, MSHA had not yet proposed an assessment for the one S&S citation at Greybull Mining Operation/4800603.
(4)	As of September 30, 2019, MSHA had not yet proposed an assessment for three non-S&S citations at Wisconsin Proppants Monahans Mine/4105336.